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                                                                   EXHIBIT 10.15



                          EMPLOYMENT AGREEMENT BETWEEN
                       PETER J. ELKHUIZEN AND THE COMPANY
                             DATED OCTOBER 30, 1996
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                                 EXHIBIT 10.15
                              EMPLOYMENT AGREEMENT

            The undersigned:

            1. SOFAMOR DANEK GROUP, INC., a company with its corporate headquarters located in Memphis, Tennessee, USA, hereinafter referred to as the "Company".

                and

            2. Mr. Peter Elkhuizen, residing at Treekerbergje 2, in (3817KK) Amersfoort, the Netherlands, hereinafter referred to as "Employee".

            WHEREAS the Company has appointed Mr. P.J. Elkhuizen as President of the European Division of the Company, which appointment Mr. Elkhuizen has accepted;

            WHEREAS the parties wish to set forth herein the terms and conditions governing this Employment Agreement.

            HEREBY AGREE AS FOLLOWS:

            1.  Function/Location/Reporting Relation

            1.1 No later than November 15, 1996, Employee will enter into the employment as President of the European Division of the Company.

            1.2 Employee's principal location for the performance of his services hereunder will be Amersfoort, the Netherlands; provided, however, that Employee will be required to travel four to six times a month to the offices of Sofamor Danek SNC (the "Subsidiary") in Roissy, France.

            1.3 Employee will report to the President and Chief Operating Officer of the Company.

            2.  Rights and Obligations

            2.1 Employee has the obligation to perform the duties of a Gerant of the Subsidiary. Employee has as a Gerant the obligations which are imposed on a Gerant pursuant to applicable French law and the articles of incorporation of the Subsidiary.

            2.2 Employee shall engage himself and exercise his capabilities to the best of his ability in order to promote the growth of the Company.






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            3.  Duration of the Agreement

            3.1 The Employment Agreement shall remain in effect for an indefinite period of time. However, the Employment Agreement will terminate in any case, without notice being required, when Employee reaches the age of 65 years.

            4.  Salary and Benefits

            4.1 Employee will receive an annual base salary of DGLD 400,000 gross plus an annual vacation allowance of 8% of base salary. Base salary will be paid every month in equal installments. After 1997, Employee's salary will be reviewed annually by the Compensation Committee of the Company's Board of Directors.

            4.2 Employee will participate in a corporate bonus plan consistent with the overall Company program based upon European economic value added performance, as determined by the Company from time to time.

            4.3 Employer offers Employee the possibility to acquire an option on a maximum of 200,000 shares of Company common stock. The price for such option is $2.25 per share and such Option provides Employee with the right to purchase, at any time on or prior to the first business day following the fifth anniversary of the date hereof, Company common stock. The price at which such stock may be purchased (the exercise price) will be equal to the NYSE closing value of the stock on the date such option is purchased.

            5.  Expenses and Company Car

            5.1 Necessary expenses incurred by Employee in the exercise of his duties will be refunded by the Company on a monthly basis upon submittance of supporting vouchers provided that such expenses are reasonable.

            5.2 In addition to Article 5.1, the Company shall provide Employee with a fixed payment of DGLD 480 per month as compensation for general costs, such as parking and toll fees, tips, and use of personal computer at home for Company purposes, which costs do not lend themselves to specified accounting.

            5.3 The telephone costs incurred at the residence of Employee shall be paid for by the Company; however, an amount as compensation for personal use of the telephone will be deducted. Such deduction shall be in accordance with the fiscal required minimum.

            5.4 The Company will make available to Employee an automobile for his business and personal use, in accordance with the Company car policy.

            5.5 The benefits referred to in Articles 5.2 through 5.4 will only be available if and so long as Employee is actively performing his duties. Employee will be deemed to actively perform his duties also while taking holidays and during illness of no longer than two months.






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            6.   Insurance

            6.1 Employee is obligated to retain health insurance. The Company will provide a monthly contribution of DGLD 544 to assist in the payment of the premium for this insurance.

            6.2 The Company shall pay the annual premium of the supplementary disability insurance.

            7.   Pension

            7.1 The Company will, beginning as of the first day of the Executive's employment, which shall occur on or before November 15, 1996, contribute to an annual pension premium for the benefit of a personal pension plan for Employee. The contribution of the Company shall equal 17.8% of Employee's annual gross salary. By making such payments, the Company shall have wholly satisfied all of its pension obligations with respect to Employee. Employee shall furnish the Company with a copy of employee's personal pension plan.

            8.   Vacation

            8.1 Employee will, without loss of income, be entitled to 25 vacation days per year. In taking up his vacation, Employee will take into account the company's interest and obtain prior approval from the President and Chief Operating Officer of the Company.

            9.   Disability

            9.1 In case of disability of Employee, Employee shall retain his right to full payment of his salary and benefits for a period of one year.

            10.  Other Employment

            10.1 Employee shall be barred from engaging in any other form of employment or service, whether or not compensated, to the extent that the performance of such labor or service results in any disadvantage to the Company or its subsidiaries whatsoever.

            11.  Notice and Termination

            11.1 Both the Company and Employee shall be required to provide six months prior written notice of cancellation of this Employment Agreement, provided that the effective date of termination shall be the last day of the month.

            11.2 In the event that the Company terminates the Employee's employment following a change in control, Employee shall be entitled to a lump sum payment of two and one-half times his base salary then in effect (as provided in Section 4.1).






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            12.  Amendments/Jurisdiction

            12.1 This Employment Agreement may only be amended pursuant to a written document signed by both parties.

            12.2 This Employment Agreement shall be governed by the law of the Netherlands.

            IN WITNESS WHEREOF, the parties hereto have executed this agreement in duplicate on October 30, 1996.



/s/ Peter J. Elkhuizen                           /s/ James J. Gallogly
-----------------------------------              ------------------------------
    Peter J. Elkhuizen                           Sofamor Danek Group, Inc.